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                               FORUM GROUP, INC.

                                          February 23, 1996

Dear Shareholder:

  On behalf of the Board of Directors, I am pleased to inform you that Forum Group, Inc. has entered into a definitive merger agreement with Marriott International, Inc. pursuant to which Marriott has agreed to acquire the Company. Under the merger agreement, a wholly owned subsidiary of Marriott today commenced a cash tender offer for all of the outstanding shares of the Company's common stock at a price of $13.00 per share. Under the merger agreement, the tender offer will be followed by a merger of Marriott's subsidiary with and into the Company pursuant to which any remaining shares will be converted into the right to receive $13.00 per share in cash, without interest.

  YOUR BOARD OF DIRECTORS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT, INCLUDING THE TENDER OFFER AND MERGER, AND DETERMINED THAT THE TERMS OF THE TENDER OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTEREST OF THE COMPANY AND THE SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS, SUBJECT TO ITS FIDUCIARY DUTIES, UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO MARRIOTT'S SUBSIDIARY.

  In arriving at its decision to recommend the offer, the Board of Directors gave careful consideration to a number of factors, which are described in the
Schedule 14D-9 filed by the Company with the Securities and Exchange Commission and enclosed with this letter. In addition to the enclosed Schedule 14D-9, also enclosed is Marriott's offering materials which include the Offer to Purchase, dated February 23, 1996, together with related materials including a Letter of Transmittal, to be used for tendering your shares. These documents set forth the terms and conditions of the tender offer and the merger and provide instructions as to how to tender your shares. I urge you to read the enclosed materials carefully.

  Forum Group's management and Directors thank you for the support you have given the Company over the years.

Sincerely,

/s/ Mark L. Pacala
Chairman and
Chief Executive Officer